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Exhibit 10.45

FIRST AMENDMENT TO OFFICE LEASE

        This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of the 6 day of August 2008, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and OMP, INC., a Delaware corporation ("Tenant").

RECITALS:

        A.    Landlord and Tenant entered into that certain Office Lease dated April 22, 2008 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 30,884 rentable (28,806 usable) square feet of space commonly known as Suites 500 and 620 (the "Premises") and located on the fifth and sixth floors of that building located at 3760 Kilroy Airport Way, Long Beach, California (the "Building"), which Building is part of Phase II of that certain mixed-use project commonly known as Kilroy Airport Center Long Beach ("Project").

        B.    The parties desire to confirm the delivery of the Premises to Tenant and document the Lease Commencement Date of the Lease, extend the Lease Term of the Lease, and otherwise amend the Lease on the terms and conditions set forth in this First Amendment.

AGREEMENT:

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     Capitalized Terms.    All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

        2.     Delivery of the Premises; Lease Commencement Date.    Landlord and Tenant acknowledge that Landlord delivered possession of the Premises to Tenant on Tuesday, July 1, 2008, and that Tenant has accepted the same in accordance with the terms set forth in the Lease. Pursuant to the original terms of Section 3.2 of the Summary of the Lease, which provided that the Lease Commencement Date shall be one hundred twenty (120) days following the date on which Landlord delivers the Premises to Tenant, Landlord and Tenant hereby acknowledge and agree that the "Lease Commencement Date" shall be Wednesday, October 29, 2008.

        3.     Lease Term.    Notwithstanding the existing terms set forth in the Lease, Landlord and Tenant hereby agree to extend the Lease Term from its current period of approximately seven (7) years, to a period of approximately ten (10) years. Accordingly, effective as of the date of this First Amendment, Section 3 of the Summary of the Lease is hereby amended and restated in its entirety as follows:

"3.	Lease Term (Article 2).

	3.1	Length of Term:	Ten (10) years and two (2) days.
	3.2	Lease Commencement Date:	October 29, 2008.
	3.3	Lease Expiration Date:	October 31, 2018."

        4.     Base Rent.    Effective as of the date of this First Amendment, Section 4 of the Summary of the Lease is hereby amended and restated in its entirety as follows:

"4.	Base Rent (Article 3):

Period During Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Monthly Rental Rate per Rentable Square Foot
October 29, 2008— October 31, 2009*	$963,580.80	*	$80,298.40	*	$2.600
November 1, 2009— October 31, 2010	$992,488.20		$82,707.35		$2.678
November 1, 2010— October 31, 2011	$1,022,262.84		$85,188.57		$2.758
November 1, 2011— October 31, 2012	$1,052,930.76		$87,744.23		$2.841
November 1, 2012— October 31, 2013	$1,084,518.72		$90,376.56		$2.926
November 1, 2013— October 31, 2014	$1,117,054.20		$93,087.85		$3.014
November 1, 2014— October 31, 2015	$1,150,565.88		$95,880.49		$3.105
November 1, 2015— October 31, 2016	$1,185,082.80		$98,756.90		$3.198
November 1, 2016— October 31, 2017	$1,220,635.32		$101,719.61		$3.294
November 1, 2017— October 31, 2018	$1,257,254.40		$104,771.20		$3.392
* Subject to the terms of Section 3.2 of this Lease."

        5.     Abated Base Rent.    The parties hereto acknowledge and agree that the Base Rent Abatement Period referenced in Section 3.2 of the Lease shall commence on November 1, 2008, and shall end on January 31, 2009.

        6.     Security Deposit.    Effective as of the date of this First Amendment, Section 8 of the Summary of the Lease is hereby amended and restated in its entirety as follows:

"8.	Security Deposit (Article 21):	$104,771.20."

        Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered a security deposit to Landlord in the amount of $95,880.49 (the "Original Security Deposit"). Concurrently with Tenant's execution of this First Amendment, Tenant shall deposit with Landlord an additional amount equal to $8,890.71, which amount, together with the Original Security Deposit, shall be the Security Deposit under the Lease.

        7.     Increase in Improvement Allowance.    Effective as of the date of this First Amendment, Section 13 of the Summary of the Lease is hereby amended and restated in its entirety as follows:

"13.	Improvement Allowance (Section 2 of Exhibit B):	$1,028,374.20 (i.e., $35.70 per usable square foot of the Premises)."

        Additionally, the reference to "$25.00" set forth in the second line of Section 2.1.1 of the Work Letter attached to the Lease as Exhibit B is hereby replaced with "$35.70."

        8.     Brokers.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Cushman & Wakefield of California Inc. and The Staubach Company (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

        9.     No Further Modification.    Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"
KILROY REALTY, L.P., a Delaware limited partnership
By:	Kilroy Realty Corporation, a Maryland corporation, General Partner
By:	/s/ JEFFREY C. HAWKEN
Name:	Jeffrey C. Hawken
Its:	Executive Vice President, Chief Operating Officer
By:	/s/ NADINE K. KIRK
Name:	Nadine K. Kirk
Its:	Vice President Legal Administrator

"TENANT"
OMP, INC., a Delaware corporation
By:	/s/ PRESTON S. ROMM
Name:	PRESTON S. ROMM
Its:	Chief Financial Officer/EVP
By:
Name:
Its:

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  Exhibit 10.45
FIRST AMENDMENT TO OFFICE LEASE
RECITALS
AGREEMENT